SHAREHOLDER MEETING (Unaudited)

On June 2, 1997, a special shareholder meeting was held at which the selection of Price Waterhouse LLP as the independent accountants and auditors of the Fund for the fiscal year beginning November 1, 1996 was ratified (Proposal No. 1), the proposed changes to certain of the Fund's fundamental investment policies, including changes to the investment objective were approved (Proposal No. 2), the investment Advisory Agreement between the Fund and OppenheimerFunds, Inc. was approved (Proposal No. 3), the subadvisory Agreement between OppenheimerFunds, Inc. and OpCap Advisors was approved (Proposal No. 4), the Fund's Class A 12b-1 Distribution and Service Plan was approved by Class A shareholders (Proposal No. 5), the Fund's Class B 12b-1 Distribution and Service Plan was approved by Class B shareholders (Proposal No. 6), and the Fund's Class C 12b-1 Distribution and Service Plan was approved by Class C shareholders (Proposal No. 7) as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

                                                              WITHHELD/                BROKER
PROPOSAL                FOR                AGAINST            ABSTAIN                  NON-VOTES       TOTAL
--------------------------------------------------------------------------------------------------------------------
Proposal No. 1          20,889,092.525       287,701.575        954,970.833           16,579,920      22,131,764.933
Proposal No. 2          19,493,341.968     1,298,010.268      1,357,555.547           16,579,920      22,148,907.783
Proposal No. 3          20,084,238.656       786,542.583      1,278,232.184           16,579,920      22,149,013.423
Proposal No. 4          19,991,516.339       818,803.616      1,340,032.468           16,579,920      22,150,352.423
Proposal No. 5          13,948,867.689       700,107.512      1,050,094.100           11,523,914      15,699,069.301
Proposal No. 6           4,471,016.044       240,150.475        306,841.447            3,970,870       5,018,007.966
Proposal No. 7           1,288,639.000        84,549.036         59,570.281            1,085,198       1,432,758.317